Exhibit (10) K

SEPARATION AGREEMENT AND GENERAL RELEASE

Dated 09/06/2013

PEAPACK-GLADSTONE BANK ADVISES YOU TO CONSULT AN

ATTORNEY BEFORE YOU SIGN THIS DOCUMENT

This "Separation Agreement and General Release" (hereinafter "Release") between CRAIG C. SPENGEMAN (hereinafter "you" or "your"") and in favor of Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank(hereinafter collectively "the Bank"), for the purpose of amicably and fully resolving any and all claims, disputes and issues arising out of your employment at the Bank and the termination of that employment.

As the Bank is willing to offer you the benefits described below in exchange for a full and complete release of all claims arising out of your employment with the Bank; and

As you have agreed to provide this Release to the Bank in return for these benefits;

Therefore, in consideration of the mutual covenants and promises hereinafter provided and of the actions to be taken pursuant thereto, you agree as follows:

1.        (a) You hereby accept the sums and benefits set forth in Paragraph 1(b). Except as provided in Paragraphs 1(b),1(c) and 5 below, you will not be entitled to any other compensation or benefits from the Bank.

(b) Effective as of January 2, 2014 (the “Termination Date”), you are resigning as an employee of the Bank, and will similarly resign from your positions as President and Chief Investment Officer of PGB Trust and Investments, as a member of the Board of Directors of the Bank, and from all other offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Bank. .

(c) The Bank will make payments to you described below, minus all deductions required by law. These payments consist of:

(i)	You shall be paid a total of $600,000 in severance, representing two (2) years of your current base salary of $300,000, as follows. Per your election under Section 6(g) of your Employment Agreement with the Bank, dated January 1, 2008, you will be paid severance pay equal to six months ($150,000) of your current annual base salary of $300,000 on July 1, 2014, together with interest on said sum calculated using the six (6) month Treasury Bill rate as of the date on which the payment is delayed September 6, 2013, compounded daily. Thereafter, the remaining balance ($450,000) will be paid over the subsequent eighteen months in accordance with the Bank’s normal payroll practices.
(ii)	On, December 27, 2013 unused vacation time, equal to a sum of $11,538, in accordance with New Jersey law will be paid.
(iii)	on December 1, 2013, title to the 2008 Audi A6 used by you for business purposes and owned by the Bank, valued at $15,500.
(iv)	Restricted Stock Shares granted to you under the Peapack Gladstone Financial Corporation stock plans will continue to vest according to vesting schedule.
(v)	commencing January 1, 2014 reimbursement of all COBRA medical premiums you pay for one year, until December 31, 2014.

2.        In exchange for the sums and benefits set forth above, you agree to release the Bank, and its current and former officers, directors, agents, employees, successors and assigns (hereinafter collectively "the Released Parties") from all claims, demands, actions, and liabilities, whether known or unknown (except as expressly set forth in Paragraph 5 below), you may have against them or any one of them in any way related to your employment at the Bank and/or the termination of that employment. By way of example, the types of claims that are covered under this Release include but are not limited to:

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(a)        all wrongful discharge claims, constructive discharge claims, claims relating to any contracts of employment, expressed or implied, any covenants of good faith and fair dealing, expressed or implied, and any personal wrongs or injuries;

(b)        any claims that could be brought pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 1 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1131 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. the New Jersey Law Against Discrimination, N.J.S.A. § 10:5 1 et seq., the Conscientious Employee Protection Act, N.J.S.A. § 34:19 1 et seq., the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq., and the Family Leave Act, N.J.S.A. § 34:1113 1 et seq. (all as may have been amended); and

(c)        any claims that could be brought under any other federal, state, county or municipal statute or ordinance dealing with discrimination in employment on the basis of sex, race, national origin, religion, disability, age, marital status, affectional or sexual orientation or other reason.

3.        (a) You agree that you will never sue or otherwise institute a claim seeking any personal recovery or personal injunctive relief against the Released Parties or any one of them for anything which has happened up to now, whether such claim is presently known or unknown by you, in any way related to your employment at the Bank and/or the termination of that employment.

(b) Nothing contained in this paragraph shall prohibit you from (i) bringing in any action to enforce the terms of this Agreement and Release; (ii) filing a timely charge with the Equal Employment Opportunity Commission (EEOC) regarding the validity of this Agreement and Release; and (iii) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination ( although you have waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint.)

4.        You acknowledge that by entering into this Release, the Bank does not admit, expressly or implicitly, that it has engaged in any wrongdoing whatsoever.

5.        This Release does not include any claims you may have with respect to any medical, prescription, dental, retirement and savings benefits provided by plans maintained by the Bank to which you may be entitled, with respect to any payments due you under this Release, or with respect to any rights you may have under any applicable worker's compensation laws.

This release also does not include your rights to indemnification as a director, officer or employee of the Bank. You shall continue to have the right to be indemnified to the fullest extent permitted by the corporate documents of the Bank in effect as of the Termination Date or, if greater, under applicable law, as well as to the fullest extent permitted pursuant to applicable director and officer insurance policies of the Bank, as in effect from time to time.

6.        You agree that you have executed this Release on your own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

7.        You acknowledge and agree that the benefits provided herein exceed any amount to which you would otherwise be presently entitled under the Bank's policies, procedures and benefit programs and/or under any applicable law without providing this Release, and constitute valuable consideration for this Release.

8.        (a) You hereby acknowledge that the Bank maintains certain proprietary and confidential information that has great value in its business (hereinafter "Confidential Information") and that Confidential Information includes, but is not limited to, (i) any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, marketing and sales data, compensation data, employee lists, customer lists, product cost or pricing information, contracts, formulas, trade secrets, inventions, discoveries, improvements, data, know how, formats, marketing plans, business plans, strategies, forecasts, supplier and vendor identities and (ii) information provided to the Bank in confidence by the Bank's customers and others with whom the Bank does business.

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(b) You agree that at all times hereafter you (i) will hold in trust and keep in confidence any all Confidential Information in your possession or to which you have had access and (ii) will not without the prior express written authorization of the Bank directly or indirectly use for any purpose, publish, disseminate, or disclose to any person, corporation, firm, or other entity any Confidential Information.

(c) You agree to reasonably cooperate with the Bank as may be reasonably required, in connection with any past, present or future legal matter involving the Bank

(c) You further acknowledge and represent that you have returned to the Bank all Confidential Information (including copies), all other documents, and all tangible property of the Bank, including, but not limited to, keys, credit cards, cell phones, computers and other electronic equipment.

9.        You agree that you will not make any statements, orally or in writing, that disparage the reputation or good will of the Released Parties or any one of them.

10.      You agree to keep both the existence and the terms of this Release completely confidential, except that you may discuss this Release with your attorney, accountant or other tax professional and your spouse.

11.      You acknowledge that the Bank has advised you and that you are aware of the following:

(a) you have the right to and should consult with an attorney prior to signing this Release;

(b) you have 21 calendar days to decide whether to sign this Release; and

(c) if you sign this Release, you have up to 7 calendar days to revoke it, and the Release will not become effective until this 7 calendar day period has expired.

12.      If you sign this Release and wish to revoke it, within 7 days after you sign it you must deliver or mail a written notice of revocation (form attached) to Bridget J. Walsh, Senior Vice President, Peapack-Gladstone Bank, 500 Hills Drive, Bedminster, NJ 07921. The revocation must be:

(a) delivered within the 7 calendar day period; and

(b) properly addressed to Bridget J. Walsh at the above address.

If Bridget J. Walsh does not receive a written notice of revocation in accordance with the foregoing terms, you will not be able to rescind this Release.

13.      You agree that this Release contains the entire agreement of the parties and that this Release cannot be amended, modified, or supplemented in any respect except by the written agreement of both parties. You also acknowledge and agree that you remain subject to the obligations that apply under the terms of your Employment Agreement with the Bank dated as of January 1, 2008 (the “Employment Agreement”), and that all payments described hereunder are in full satisfaction of the Bank’s obligations under the Employment Agreement. Notwithstanding the preceding sentence, in exchange for your agreeing to the terms of this Release, the Bank will release you from the Non-Compete provisions that would otherwise apply to you under Section 8(a) of your Employment Agreement (but the remainder of Section 8 will remain in full force and effect).

14.      You agree that if any term or provision of this Release or the application thereof to any alleged claim, party or circumstances shall to any extent be determined to be invalid, void, or unenforceable, the remaining provisions and any application thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business or other purposes of the void or unenforceable provision.

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15.      You acknowledge that you have read this Release in its entirety, understand fully the meaning and significance of all its terms, have had an opportunity to discuss said terms with an attorney, and you hereby voluntarily and knowingly agree to accept all of its terms. You further acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Release except for the agreements set forth in the Release.

16.      You agree that this Release shall be governed by the laws of the State of New Jersey without giving effect to any conflicts of law principles. You also agree that the state and federal courts in the State of New Jersey will have exclusive jurisdiction and venue over the subject matter hereof. The payments and benefits provided under this Release are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder and, accordingly, this Release will be administered and interpreted to be consistent with such intent, although the Bank does not provide assurance or a guarantee of such compliance.

DATE:
CRAIG C. SPENGEMAN

STATE OF

COUNTY OF

On this _____day of 2013 _____________________ personally came before me and acknowledged under oath, to my satisfaction, that this person (a) is named in and personally signed this document; and (b) signed, sealed and delivered this document as his/her voluntary act and deed.

NOTARY PUBLIC

BRIDGET J. WALSH, SVP

Date

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REVOCATION FORM

To be effective, this Revocation Form must be mailed to Bridget J. Walsh, Senior Vice President, Peapack-Gladstone Bank, 500 Hills Drive, Bedminster, NJ 07921 within 7 days following the date you sign the Separation Agreement and General Release. This Revocation Form must be:

(1) Delivered within the 7 calendar day period; and

(2) Properly addressed to Bridget J. Walsh, Senior Vice President, Peapack-Gladstone Bank, 500 Hills Drive Bedminster, NJ 07921.

If Bridget J. Walsh does not receive a written revocation as set forth above, you will not be able to rescind the Separation Agreement and General Release.

By signing below, I revoke the Separation Agreement and General Release signed by me and dated _______, 2013 and rescind my agreement to accept the benefits provided therein. I understand that by signing this Revocation Form and returning it to the Bank as indicated above, my agreement to accept the terms and conditions of the Separation Agreement and General Release will be considered withdrawn, and my benefits will be determined in accordance with normal Bank policy.

WITNESS	CRAIG C. SPENGEMAN

PRINTED NAME

DATED:

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